Exhibit 10.90

Abgenix, Inc.

RESIGNATION AND TRANSITION AGREEMENT

This Resignation and Transition Agreement (this “Agreement”) is entered into between Abgenix, Inc. (the “Company”) and Raymond M. Withy (“Employee”). The purpose of this Agreement is to arrange for Employee’s resignation as the Chief Executive Officer and President of the Company as well as for a transition of Employee’s employment with Company on a basis that is satisfactory both to Company and to Employee (collectively, the “Parties”).  In consideration of the promises and obligations set forth herein, the Company agrees to provide certain additional benefits to Employee in full satisfaction of its obligations under the employment relationship between the Parties and Employee agrees to release the Company from any claims or obligations as set forth herein.

1.                                       Resignation.  Employee irrevocably resigns from his positions as Chief Executive Officer and President of the Company effective as of August 30, 2004.

2.                                       Continued Employment for Transition Period.  After August 30, 2004, Employee shall continue providing services as a full-time employee of the Company through December 31, 2004 (“Transition Period”).  Employee shall report to the individual who is then serving as the Company’s Chief Executive Officer, who shall determine Employee’s duties and responsibilities.

Provided that Employee (1) executes this Agreement and the Exhibits attached hereto, including the release of claims attached hereto as Exhibit A, (2) does not revoke such release of claims, and (3) uses his best efforts to perform the services requested of him during the Transition Period, Employee shall continue to receive the same base salary, cash incentive bonus opportunity, benefits, and perquisites as he was receiving immediately prior to the effectiveness of his resignation under Section 1 above.  For avoidance of doubt, the Parties agree that the terms of Employee’s annual cash incentive bonus for 2004, including but not limited to the performance objectives and target bonus amount, shall remain unchanged.  The stock options previously granted to Employee by the Company shall continue to vest during the Transition Period, but not thereafter.  Employee agrees to execute the form of amendments to Employee’s stock option agreements attached hereto as Exhibit B at the same time that he executes this Agreement.

Employee understands and agrees that the compensation and benefits described in this Section 2 are greater than the amounts that the Company would otherwise expect to pay in order to obtain Employee’s services during the Transition Period, and furthermore agrees that such additional compensation and benefits provide consideration for Employee’s obligations hereunder, including but not limited to execution by Employee of any release of claims described herein and execution of the amendments to Employee’s stock option agreements.

3.                                       Transition Information.

(a)                                  Separation Date.  Employee’s employment with the Company and its affiliates will terminate effective as of December 31, 2004 (the “Separation Date”).  Employee understands and agrees that this termination is effective with respect to all positions he then holds with the Company and any of its affiliates, except as a member of the Board of Directors of the Company (“Board”).  If requested by the Company in its sole discretion, Employee agrees to execute a release of claims substantially in the form attached hereto as Exhibit A in order to release any claims arising out of Employee’s service with the Company through the Separation Date.

Commencing on January 1, 2005, Employee shall be compensated for his services on the Board in accordance with the Company’s policies for individuals who continue to serve on the Board after having ceased employment with the Company.  For avoidance of doubt, for service on the Board in 2005, Employee shall be entitled to payment of a pro-rated annual retainer fee, standard meeting fees, and reimbursement for expenses incurred to attend meetings of the Board or a committee of the Board or to otherwise carry out his responsibilities as a member of the Board.  The Board and Employee agree that Employee will continue to serve as a member of the Board until at least the expiration of his current term.

(b)                                 Accrued Benefits.  On or before the Separation Date, the Company will have paid Employee all wages due to him, including regular base salary through his Separation Date and payment for all accrued and unused vacation credited to him as of the Separation Date.  In addition, the Company will reimburse Employee in a timely fashion for all approved business expenses incurred by Employee prior to the Separation Date in accordance with normal Company policy.

4.                                       Continuation of Benefits.

(a)                                  Group Health Insurance.  Employee’s current coverage under the Company’s standard group health insurance programs will terminate on December 31, 2004.  Employee may then have the opportunity to elect continuation coverage under the Company’s group health insurance programs as permitted pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  Employee will be provided with information regarding, and an opportunity to elect, such coverage following the Separation Date.

(b)                                 Other Benefits.  Employee acknowledges and agrees that Employee will have no right, title, interest, or claim in or to participation in, or any benefits provided under, any of the Company’s employee benefit programs or policies following the Separation Date.

5.                                       Equity Benefits.  Exhibit B to this Agreement sets forth Employee’s rights to purchase shares of the Company’s capital stock as of the Separation Date (assuming that Employee continues to be employed by the Company through the Separation Date), reflecting the amendments to Employee’s stock option agreements included as part of Exhibit B.  Employee acknowledges and agrees that except as set forth on Exhibit B and in those stock option agreements as amended that govern Employee’s rights to the shares described on Exhibit B, Employee has no other right, title, interest, or claim in or to any shares of the Company’s capital stock, other than any shares he might own that are unencumbered by any contractual restrictions in favor of the Company.

6.                                       No Other Payments Due.  Employee acknowledges and agrees that, upon payment of those amounts set forth in this Agreement, he will have received all salary, accrued vacation, bonuses, wages, compensation or other such sums due to him as of the Separation Date other than amounts, if any, to be paid after the Separation Date pursuant to this Agreement.

7.                                       Covenants.

(a)                                  Confidential and Proprietary Information.  Employee represents and warrants that at all times prior to the date on which he executes this Agreement he has been in full compliance with his obligation to maintain the confidentiality of all confidential and proprietary information of the Company.  Employee understands and agrees that the provisions of the Company’s standard form of proprietary information and inventions agreement shall continue in full force and effect following his Separation Date, such that the Company shall continue to hold all remedies available to it, whether at law or in equity, in order to enforce Employee’s compliance with such agreement.

(b)                                 Return of Company Property.  As a condition of the Company entering into this Agreement, Employee is required to return all of the Company’s property, including but not limited to any confidential or proprietary information, in his possession, on or before the Separation Date, except for any property that the Company expressly agrees Employee may retain or any property that has been made available to members of the Board in order to allow them to perform their duties in that capacity.

(c)                                  Non-Disparagement.  Employee agrees to refrain from making any derogatory, disparaging and/or detrimental statements to any other person or third parties about the Company or any of the Released Parties, including but not limited to the Company’s directors, officers, investors, employees, products, or services.  The Company agrees to direct each of the current members of its Board of Directors (other than Employee) and its current named executive officers to refrain from making any derogatory, disparaging and/or detrimental statements to any other person or third parties about Employee.

8.                                       Taxes.  Any payments or benefits provided pursuant to this Agreement will be subject to applicable tax withholdings.  Employee expressly permits the Company to deduct from any amounts due hereunder such amounts as necessary to satisfy any withholding or employment tax obligations arising in connection with the termination of his employment, including, but not limited to, the cancellation of any debt, the payment of any amount or the provision of any benefit hereunder.

9.                                       Entire Agreement.  This Agreement (including the Exhibits hereto) sets forth the entire agreement between the Company and Employee, and supersedes any prior agreements or understanding, whether oral or written, concerning the subject matter set forth herein.  This Agreement may not be altered or amended except by a written document signed by the Parties.  Employee expressly agrees that, except as set forth herein, the terms of this Agreement supersede the terms of any individual agreement or understanding with the Company relating to Employee’s rights as an employee of the Company, including but not limited to that certain Amended and Restated Change of Control Severance Agreement between the Parties dated as of April 24, 2003.  Employee acknowledges that he is executing this Agreement voluntarily and knowingly and that he has not relied upon any representation or statement made by the Company, the Released Parties (as that term is defined in Exhibit A) or their respective agents with respect to the subject matter, basis or effect of this Agreement, other than those specifically stated in this written Agreement.

10.                                 Severability.  If any one or more of the provisions of this Agreement, including, without limitation, Employee’s obligations described in Section 7 herein, shall be or become invalid, illegal or unenforceable in any respect or to any degree, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby and said illegal, unenforceable or invalid provisions shall be deemed not to be a part of this Agreement.

11.                                 Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard to its conflicts of law provisions.

12.                                 Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same document.

13.                                 Voluntary Execution.  Employee hereby understands and agrees that:

(a)                                  He has been given twenty-one (21) days from the date that this Agreement was delivered to him (i.e., until September 16, 2004) in which to accept its terms, although he may accept it at any time within those twenty-one (21) days;

(b)                                 He has carefully read and fully understands all of the terms of the Agreement;

(c)                                  He is, through this Agreement, releasing the Released Parties from any and all claims he may have against them;

(d)                                 He was advised and is hereby advised in writing to consult with an attorney of his choice prior to executing this Agreement;

(e)                                  He has so consulted with an attorney of his choice or knowingly declined to do so;

(f)                                    He knowingly and voluntarily agrees to all of the terms set forth in this Agreement with full appreciation that he is forever foreclosed from pursuing any of the rights waived herein;

(g)                                 He has a period of 7 days after signing this Agreement within which to revoke his consent to this Agreement and that neither the Company nor any other person is obligated to provide any payment or benefit to him until 8 days have passed since his signing of this Agreement without his signature having been revoked in a writing received by the Company within the seven day revocation period; and

(h)                                 He is under no disability or impairment that affects his decision to sign this Agreement and knowingly and voluntarily intends to be legally bound by this Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement.

Abgenix, Inc.:

By:	/s/ R. Scott Greer
Name: R. Scott Greer
Title: Chairman

EMPLOYEE:

/s/ Raymond M. Withy
Raymond M. Withy

August 26, 2004
Date

EXHIBIT A

Employee’s Release of All Claims

In consideration of the benefits to be provided to Employee by the Company as set forth in this Agreement to which this Release of All Claims is an Exhibit, Employee, on behalf of himself, his spouse, domestic partner, agents, attorneys, successors, assigns, heirs and executors hereby fully and forever releases and discharges Abgenix, Inc., and its current and former officers, directors, shareholders, partners, members, investors, administrators, employees, contractors, agents, attorneys, insurers, affiliates, successors, predecessors, subsidiaries, assigns and fiduciaries in their individual and/or representative capacities (collectively, the “Released Parties”) from any and all claims, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, debts, dues, sums of money, accounts, reckonings, bonds, causes of action, bills, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which Employee or his spouse, domestic partner, agents, attorneys, successors, assigns, heirs and executors ever had, now have or may have against the Released Parties or any of them, in law, admiralty or equity, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Agreement is signed by Employee, including, without limitation, in connection with or in relationship to Employee’s employment or other service relationship with the Company or its affiliates, Employee’s resignation as the Chief Executive Officer and President of the Company, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its respective affiliates; provided that such released claims shall not include (1) any claims to enforce Employee’s rights under, or with respect to, this Agreement, (2) Employee’s rights to employee benefits under the terms of the Company’s employee benefit plans, programs and arrangements, and (3) any rights to indemnification from the Company that Employee may possess relating to his service with the Company, whether under the Company’s Articles of Incorporation, By-laws, the Indemnification Agreement executed by Company and Employee or otherwise (such released claims are collectively referred to herein as the “Released Claims”).   Employee understands and agrees that the release set forth in this Exhibit A to this Agreement is a full and complete waiver of all claims, whether known or unknown by him, including, but not limited to, any claims with respect to his entitlement to any wages, bonuses, severance benefits or other forms of compensation; any claims with respect to his purchase of, or right to purchase, any capital stock of the Company; any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress; any claims under Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, California Labor Code Section 1197.5, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) as related to severance benefits, any family and medical leave acts; and any claims under any other federal, state, and local laws and regulations relating to employment or employment discrimination. Employee agrees that the benefits provided to him pursuant to this Agreement are in full satisfaction and settlement of any such Released Claims.  Employee represents and warrants that he has not filed, and he will not file, any lawsuit or institute any proceeding, charge, complaint or action asserting any such claim before any federal, state, or local administrative agency or court against any Released Party, concerning any event occurring prior to the signing of the Agreement.  Nothing in the Agreement, however, shall be construed as prohibiting Employee from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or participating in an investigation or proceeding conducted by the EEOC.  Employee also hereby agrees that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by any of the Released Parties.

ADEA.  Employee represents that he is knowingly and voluntarily waiving any and all rights that he currently may have arising under the Age Discrimination in Employment Act of 1967, as amended.  Employee understands that he has the right to consult with an attorney before signing this Agreement.  Employee also understands that he may have twenty-one (21) days after his receipt of this Agreement within which he may review and consider, discuss with an attorney of his own choosing, and decide to execute or not execute it.  Employee further understands that for a period of seven (7) days after he signs this Agreement, he may revoke his release of all claims.   In order to revoke his release, Employee must deliver to the President and Chief Executive Officer of the Company, by no later than seven (7) days after he executes this Agreement, a letter stating that he is revoking it.  Employee understands and agrees that if he revokes his release, he will have no right to receive, and the Company will have no obligation to provide, any of the benefits described in this Agreement.  If Employee does not deliver such a letter, then this Agreement shall become effective upon the expiration of the seventh day after he executes this Agreement.  If Employee executes this Agreement prior to the twenty-first (21) day after its delivery to him, Employee hereby acknowledges that his decision to execute this Agreement prior to the expiration of such twenty-one (21) day period was entirely voluntary.

Civil Code Section 1542.  Employee hereby expressly waives any and all rights and benefits conferred upon him by the provisions of Section 1542 of the Civil Code of the State of California (as well as under any other statute or common law principles of similar effect), which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Employee hereby executes this Release of All Claims on this 30th day of August 2004.

/s/ Raymond M. Withy

Raymond M. Withy

Exhibit B:

Stock Option Amendments and Stock Option Summary

[in the forms attached]

AGREEMENT AMENDING OPTIONS

This Agreement Amending Options (the “Agreement”) is entered into as of August 26, 2004 (the “Effective Date”), by and between Abgenix, Inc., a Delaware corporation (the “Company”), and Raymond M. Withy, Ph.D. (the “Employee”) (collectively, the “Parties”).

WHEREAS, the Company previously has granted stock options to Employee under 1996 Incentive Stock Plan (the “Plan”) for the purpose of providing equity compensation to Employee and aligning his interests with those of the stockholders of the Company.

WHEREAS, the Parties desire to amend the options listed in Attachment A hereto (the “Options”) to provide that the Options shall continue to vest until December 31, 2004, but not thereafter.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                                                                       All terms with initial capitals that are used herein and that are not specifically defined herein shall have the defined meanings set forth in the option agreements for each Option.

2.                                                                                       Amendment to Options.  Section 2(a) of the option agreement for each of the Options is amended and restated in its entirety as follows:

“(a)                            Right of Exercise.  This Option may be exercised during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Option Agreement; provided, however, that after December 31, 2004,  (i) no additional shares subject to the Option shall become exercisable if such shares are not exercisable on December 31, 2004, and (ii) this Option may not be exercised with regard to any shares that are not exercisable on December 31, 2004.”

3.                                                                                       Continuing Effect.  This Amendment shall be effective for all purposes as of the Effective Date.  Except as otherwise expressly modified by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

4.                                                                                       Governing Law.  This Amendment shall be governed by, interpreted and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles.

5.                                                                                       Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same document.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

COMPANY:		EMPLOYEE:

/s/ R. Scott Greer		/s/ Raymond M. Withy
[Name].		[Name]
By:	R. Scott Greer	By:	Raymond M. Withy
Title:	Chairman

Attachment A

The Options subject to this agreement to amend options are:

1.	Incentive Stock Options to buy 2,089 shares granted 1/8/2001
2.	Non-Qualified Stock Options to buy 97,911 shares granted 1/8/2001
3.	Incentive Stock Options to buy 2,607 shares granted 2/11/2002
4.	Non-Qualified Stock Options to buy 67,393 shares granted 2/11/2001
5.	Incentive Stock Options to buy 5,172 shares granted 5/6/2002
6.	Non-Qualified Stock Options to buy 164,828 shares granted 5/6/2002
7.	Incentive Stock Options to buy 2,919 shares granted 4/2/2003
8.	Non-Qualified Stock Options to buy 137,081 shares granted 4/2/2003
9.	Incentive Stock Options to buy 6,401 shares granted 1/14/2004
10.	Non-Qualified Stock Options to buy 68,599 shares granted 1/14/2004